Exhibit 99.1

Designated Filer:	Warburg Pincus LLC

Issuer & Ticker Symbol:	Laredo Petroleum, Inc. [LPI]

Date of Event Requiring Statement:	August 12, 2019

Explanation of Responses:

(1)         This Form 4 is filed on behalf of Warburg Pincus LLC, a New York limited liability company (“WP LLC”) and Charles R. Kaye and Joseph P. Landy, each a Managing General Partner of Warburg Pincus & Co., a New York general partnership (“WP”) and the Co-Chief Executive Officers and Managing Members of WP LLC (WP LLC, together with Messrs. Kaye and Landy, the “Warburg Pincus Reporting Persons”).

(2)         Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership (“WP IX”) currently owns 9,715,078 shares of Common Stock. Warburg Pincus Private Equity X O&G, L.P., a Delaware limited partnership (“WP X O&G”), currently holds 40,163,657 shares of Common Stock. Warburg Pincus X Partners, L.P., a Delaware limited partnership (“WP X Partners currently owns 1,291,411 shares of Common Stock.

WP LLC manages each of WP X O&G, WP X Partners and WP IX (collectively, the “WP Funds”) and WP is the ultimate general partner of the WP Funds.

(3)         By reason of the provisions of Rule 16a-1 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), each of the Warburg Pincus Reporting Persons may be deemed to be beneficial owners of the 51,170,146 shares of Common Stock of the Company held collectively by the WP Funds.

Pursuant to Rule 16a-1(a)(4) of the Exchange Act, each of the Warburg Pincus Reporting Persons herein states that this Form 4 shall not be deemed an admission that it is the beneficial owner of any of the shares of Common Stock of the Company reported in this Form 4. Each of the Warburg Pincus Reporting Persons disclaims beneficial ownership of the Common Stock of the Company, except to the extent it has a pecuniary interest in such shares of Common Stock of the Company.

(4)         The reported price in Column 4 is a weighted average price. These shares were sold in multiple transactions by Mr. Kaye at prices ranging from $2.75 to $2.785 per share, inclusive. The Reporting Person undertakes to provide, upon request, full information regarding the number of shares sold at each separate price within the range set forth in this footnote.

(5)         The 69,874 shares of Common Stock sold were previously owned by Mr. Kaye, directly and indirectly, in addition to the 51,170,146 shares of Common Stock in which Mr. Kaye may be deemed to have indirect beneficial ownership in by virtue of his status as Managing General Partner of WP and Co-Chief Executive Officer and Managing Member of WP LLC. Such 69,874 shares of Common Stock were previously held as follows: 56,344 Shares by Charles R. Kaye; 4,510 Shares by The Nicole Kaye 2013 GST Trust; 4,510 Shares by The Sydney Kaye 2013 GST Trust; and 4,510 Shares by The Tyler Kaye 2013 GST Trust.

(6)         In addition to the 51,170,146 shares of Common Stock in which Mr. Landy may be deemed to have indirect beneficial ownership by virtue of his status as Managing General Partner of WP and Co-Chief Executive Officer and Managing Member of WP LLC, Mr. Landy currently owns 56,344 shares of Common Stock.